                                                                    Exhibit 99.1

[GEN-PROBE LOGO]

CONTACT:

Michael Watts
Sr. director, investor relations and
corporate communications
858-410-8673

FOR IMMEDIATE RELEASE

    GEN-PROBE REPORTS STRONG FINANCIAL RESULTS FOR SECOND QUARTER 2004,
                            RAISES FULL-YEAR GUIDANCE

  -- Earnings Per Share Increase to $0.23, 35% Above Prior Year Period --

  -- Company Increases Full-Year Earnings per Share Guidance to $0.97-$1.00 --

SAN DIEGO, CA, AUGUST 5, 2004 -- Gen-Probe Incorporated (Nasdaq: GPRO) today reported strong financial results for the second quarter and six months ended June 30, 2004. Net income for the second quarter of 2004 was $11.8 million ($0.23 per share), compared to net income of $8.1 million ($0.17 per share) in the prior year period, an increase of 35% per share. All per share amounts are calculated on a diluted basis.

Total revenues for the second quarter of 2004 were $61.2 million, compared to $50.7 million in the prior year period, an increase of 21%. Product sales for the second quarter of 2004 were $52.6 million, compared to $46.3 million in the prior year period, an increase of 14%.

For the first six months of 2004, net income was $31.5 million ($0.62 per share), compared to net income of $16.8 million ($0.35 per share) in the prior year period, an increase of 77% per share. Total revenues in the first six months of 2004 were $137.7 million, compared to $96.9 million in the prior year period, an increase of 42%. Product sales in the first six months of 2004 were $107.6 million, compared to $89.9 million in the prior year period, an increase of 20%.

"Both our clinical diagnostics and blood screening businesses continued to grow solidly in the second quarter of 2004, driven by the APTIMA Combo 2(R) and Procleix(R) assays," said Henry L. Nordhoff, chairman, president and chief executive officer of Gen-Probe. "We were especially pleased to begin generating revenue from two key future growth drivers: our high-throughput, fully automated TIGRIS(R) system in clinical diagnostics, and the Procleix Ultrio(TM) blood screening assay in Europe."


DETAILED RESULTS

Compared to the prior year period, product sales growth in the second quarter of 2004 was driven by market share gains of APTIMA Combo 2, Gen-Probe's amplified test for simultaneously detecting Chlamydia trachomatis (CT) and Neisseria gonorrhoeae (GC). These share gains occurred both on the Company's semi-automated instrument platform and on the TIGRIS system. Sales of the APTIMA Combo 2 assay grew by more than 50% in the quarter, making it the fastest-growing CT/GC test. Revenue from the PACE(R) product line, the Company's non-amplified tests for the same microorganisms, declined in the quarter, but at a rate that continues to be slower than Gen-Probe's previous expectations. Overall, reported clinical diagnostics product sales were affected by the fact that, as previously disclosed, sales that occurred in the first two days of April were included in first-quarter revenues due to the timing of the Company's fiscal calendar.

Product sales also benefited from continued growth of the Procleix blood screening assay, which is marketed by Gen-Probe's partner Chiron worldwide, and from early adoption of the Procleix Ultrio assay in Europe. The Procleix assay simultaneously detects HIV-1 and hepatitis C virus in donated blood, while the Procleix Ultrio assay includes an additional test for the detection of hepatitis
B. Blood screening product sales were negatively affected by the previously disclosed contractual reduction, from 47.5% to 45.75%, in Gen-Probe's revenue-sharing percentage with Chiron. This lower percentage took effect in March and therefore affected the entire second quarter, versus only one month of the first quarter.

Product sales for the second quarter and first half of 2004 and 2003 were, in millions:

                            2Q 2004     2Q 2003     Percent     1H 2004  1H 2003        Percent
                             Sales       Sales     Increase      Sales    Sales        Increase
Clinical diagnostics        $30.2       $27.8         9%        $62.0       $54.9        13%
Blood screening             $22.4       $18.5        21%        $45.6       $35.0        30%
Total product sales         $52.6       $46.3        14%       $107.6       $89.9        20%

Collaborative research revenues for the second quarter of 2004 were $7.0 million, compared to $3.8 million in the prior year period, an increase of 84%. This increase resulted primarily from U.S. cost recovery revenue from the West Nile virus (WNV) blood screening assay, which is being shipped under an investigational new drug (IND) application. For the first six months of 2004, collaborative research revenues were $13.7 million, compared to $5.7 million in the prior year period, an increase of 140%.

Royalty and license revenues for the second quarter of 2004 were $1.6 million, compared to $0.5 million in the prior year period, an increase of 220% that resulted primarily from higher than anticipated royalties from BioMerieux, Rebio Gen, Becton Dickinson and Bayer. For the first six months of 2004, royalty and license revenues were $16.3 million, compared to $1.2 million in the prior year period. The dramatic increase resulted from a $6.5 million milestone payment arising from our contract with Chiron and a $7 million license fee earned in connection with Gen-Probe's cross-licensing agreement with Tosoh.

Gross margin on product sales was 75% in the second quarter of 2004, compared to 76% in the prior year period. Gross margin was negatively affected by the amortization, totaling approximately $419,000, of capitalized software costs related to the TIGRIS system, which began due to the commencement of instrument sales. For the first six months of 2004, gross margin on product sales was 75%, compared to 73% in the prior year period.

Research and development (R&D) expenses were $15.9 million in the second quarter of 2004, compared to $16.4 million in the prior year period, a decrease of 3%. R&D expenses were lower than in the prior year period primarily because development lot production in the second quarter of 2004 was nominal. For the first six months of 2004, R&D expenses were $34.3 million, compared to $27.7 million in the prior year period, an increase of 24% that was driven primarily by clinical trial expenses for the Procleix Ultrio and West Nile virus blood screening assays.

Marketing and sales expenses were $6.6 million in the second quarter of 2004, compared to $5.9 million in the prior year period, an increase of 12%. For the first six months of 2004, marketing and sales expenses were $13.4 million, compared to $10.5 million in the prior year period, an increase of 28%. These increases resulted primarily from costs associated with launching the TIGRIS system.

General and administrative (G&A) expenses were $7.5 million in the second quarter of 2004, compared to $5.4 million in the prior year period, an increase of 39%. This increase was due primarily to higher legal expenses, the consolidation of Molecular Light Technology, and investments in the Company's business development and strategic planning functions. For the first six months of 2004, G&A expenses were $14.8 million, compared to $10.0 million in the prior year period, an increase of 48% that resulted primarily from the factors described above.

Gen-Probe continues to have a strong balance sheet. As of June 30, 2004, the Company had $192.8 million of cash, cash equivalents and short-term investments, and no debt. In addition, the Company generated net cash of $33.4 million from its operating activities in the first six months of 2004.

RECENT EVENTS

- TIGRIS INSTRUMENT LAUNCH. "The launch of the TIGRIS instrument was slower than expected early in the year, but picked up speed in the second quarter," Nordhoff said. "Between assay revenues and instrument sales, we remain on track to achieve $5 million or more in TIGRIS-related revenue this year. We also are pleased to confirm that one of our largest customers, LabCorp, has adopted the TIGRIS system." Customer feedback on the TIGRIS system continues to be positive. For example, representatives from Kaiser Permanente Reference Laboratories presented two posters on the TIGRIS system at the 104th general meeting of the American Society for Microbiology (ASM) in May. The posters concluded that "the fully automated TIGRIS DTS system represents major ergonomic progress compared to currently available CT and GC NAATs," and that the TIGRIS system has the ability "to efficiently run up to 1,000 samples per day with high accuracy." In addition, researchers from the University of Alabama at Birmingham presented a third ASM poster that concluded "even when performed by experienced operators, operator error is more common when testing is performed using the semi-automated system than with the [fully automated] TIGRIS system."

- PROCLEIX ULTRIO CLINICAL TRIALS. Clinical trials of this triplex blood screening assay on both the semi-automated and TIGRIS systems have been completed on schedule. Gen-Probe remains on track to file a Biologics License Application (BLA) for the assay in the third quarter of 2004. Several posters on the Procleix Ultrio assay were presented at the 28th Annual Congress of the International Society of Blood Transfusion (ISBT) in July. Of note, in an Italian multicenter study of 20,000 blood donations, the Procleix Ultrio assay detected a hepatitis B-positive blood donation that otherwise would have gone undetected by surface antigen testing. And at the July meeting of the Blood Products Advisory Committee (BPAC) to the FDA, Gen-Probe provided an update on the status of its U.S. clinical trials, showed preliminary clinical data on the assay, and highlighted how the high-throughput TIGRIS system could help maximize the value of amplified nucleic acid testing for hepatitis B by enabling blood banks to test individual, rather than pooled, blood donations.

- PROCLEIX WNV CLINICAL TRIALS. The pivotal clinical trial of this assay began on schedule in July, and the Company remains on track to file a BLA for the assay in the first quarter of 2005. So far this mosquito season, the assay has intercepted 42 confirmed West Nile virus-infected blood donations in nine states through ongoing national screening under an IND. In addition, Gen-Probe expects to begin IND testing of the Procleix WNV assay on the fully automated TIGRIS system in August. Several posters on the WNV assay were presented at the July ISBT meeting. For example, one poster showed "excellent comparability" between Procleix WNV assay results on the semi-automated platform and on the TIGRIS system.

- PCA3 DEVELOPMENT. Gen-Probe has successfully transferred DiagnoCure's first-generation PCA3 assay for prostate cancer detection onto the Company's APTIMA technology platform, and development work is proceeding well. In recent months, several articles in the peer-reviewed literature have highlighted the limitations of Prostate Specific Antigen (PSA) testing for prostate cancer, further underscoring the market potential of a PCA3 test.

- ENZO LITIGATION. The U.S. District Court for the Southern District of New York granted summary judgment in Gen-Probe's favor in the patent infringement lawsuit initiated by Enzo Biochem, Inc., related to the sale of products to detect gonorrhea. Enzo has announced it intends to appeal.

- LIQUID Pap CLINICAL TRIALS. Gen-Probe has completed clinical trials to evaluate using the APTIMA Combo 2 assay to test for CT and GC from liquid Pap transport media. The Pap test remains the most widely used screening test in the United States for the early detection of cervical cancer. Approximately 50 million Pap tests are performed annually in the United States, 80% of which are liquid-based. Testing for CT and GC from a liquid Pap medium would offer patients, physicians and laboratories convenient testing for several diseases from one sample, and further differentiate the superior performance of the APTIMA Combo 2 assay in the widest range of specimen types. The Company intends to file for U.S. regulatory clearance later this year.

UPDATED 2004 FINANCIAL GUIDANCE

Based on Gen-Probe's continued strong performance in the second quarter of 2004, the Company is raising its 2004 financial guidance. For the full year, Gen-Probe now expects:

- Total revenues of $250 million to $255 million, driven by continued strong growth in product sales. As a reminder, the Company substantially finished recording collaborative research revenue from its latest National Institutes of Health contract in the second quarter of 2004. As a result, collaborative research revenue is expected to decline in the second half compared to the second quarter level.

-  Earnings per diluted share of between $0.97 and $1.00.

Gen-Probe's previous guidance regarding operating expenses has not changed. Specifically, the Company continues to expect:

- Product gross margins in the low- to mid-70s range. As previously disclosed, gross margins will be negatively affected in the second half of 2004 by the amortization of capitalized software related to the TIGRIS instrument. This amortization will add approximately $1.25 million to cost of goods sold in the second half of the year.

-  R&D expenses approximating 28% of total revenues.

-  Marketing and sales expenses approximating 10-11% of total revenues.

- General and administrative expenses approximating 11% of total revenues.

WEBCAST CONFERENCE CALL

A live webcast of Gen-Probe's second quarter 2004 conference call for investors can be accessed at http://www.gen-probe.com beginning at 4:30 p.m. Eastern Time on August 5, 2004. The webcast will be archived for at least 90 days. A telephone replay of the call also will be available until 11:59 p.m. Eastern Time on August 10, 2004. The replay number is (888) 562-7244 for domestic callers and (402) 220-6038 for international callers.

ABOUT GEN-PROBE

Gen-Probe Incorporated is a global leader in the development, manufacture and marketing of rapid, accurate and cost-effective nucleic acid testing products for diagnosing human diseases and screening donated human blood. Using its patented NAT technologies, Gen-Probe has received FDA approvals or clearances for a broad portfolio of products that detect a variety of infectious microorganisms, including those causing sexually transmitted diseases, tuberculosis, strep throat, pneumonia and fungal infections. Additionally, the Company developed and manufactures the only FDA-approved blood screening assay for the simultaneous detection of HIV-1 and HCV, which is marketed by Chiron Corporation. Gen-Probe has more than 20 years of nucleic acid detection research and product development experience, and its products are used daily in clinical laboratories and blood collection centers throughout the world. Gen-Probe is headquartered in San Diego, California and employs nearly 900 people. For more information, go to www.gen-probe.com.

TIGRIS, APTIMA, APTIMA COMBO 2 and PACE are trademarks of Gen-Probe
Incorporated.

ULTRIO and PROCLEIX are trademarks of Chiron Corporation.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

Any statements in this press release about our expectations, beliefs, plans, objectives, assumptions or future events or performance, including those under the heading "Updated 2004 Financial Guidance," are not historical facts and are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as "believe," "will," "expect," "anticipate," "estimate," "intend," "plan," and "would." For example, statements concerning financial condition, possible or assumed future results of operations, growth opportunities, industry ranking, plans and objectives of management, markets for our common stock and future management and organizational structure are all forward-looking statements. Forward-looking statements are not guarantees of performance. They involve known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by any forward-looking statement. Some of the risks, uncertainties and assumptions that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include but are not limited to: (i) the risk that we may not achieve our expected 2004 growth, revenue or earnings targets, (ii) the possibility that the market for the sale of our new products, such as our TIGRIS system, APTIMA Combo 2 assay and Procleix Ultrio assay, may not develop as expected, (iii) the enhancement of existing products and the development of new products may not proceed as planned, (iv) the risk that our Procleix Ultrio assay and West Nile virus clinical trials may not proceed as planned and may not be successful, (v) the risk that our Procleix Ultrio assay and West Nile virus products may not be commercially available in the time frames we anticipate, or at all, (vi) we may not be able to compete effectively, (vii) we may not be able to maintain our current corporate collaborations and enter into new corporate collaborations,
(viii) we are dependent on Chiron Corporation, Bayer Corporation and other third parties for the distribution of some of our products, (ix) we are dependent on a small number of customers, contract manufacturers and single source suppliers of raw materials, (x) changes in third-party reimbursement policies regarding our products could adversely affect sales of our products,
(xi) changes in government regulation affecting our diagnostic products could harm our sales and increase our development costs, and (xii) our involvement in patent and other intellectual property litigation could be expensive and could divert management's attention.

The foregoing list sets forth some, but not all, of the factors that could affect our ability to achieve results described in any forward-looking statements. For additional information about risks and uncertainties we face and a discussion of our financial statements and footnotes, see documents we have filed with the SEC, including our Report on Form 10-K for the fiscal year ended December 31, 2003 and all our periodic filings made with the SEC. We assume no obligation and expressly disclaim any duty to update any forward-looking statement to reflect events or circumstances after the date of this news release or to reflect the occurrence of subsequent events.

                                   # # #

                             GEN-PROBE INCORPORATED

                           CONSOLIDATED BALANCE SHEETS
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                   JUNE 30,        DECEMBER 31,
                                                     2004             2003
                                                 -----------      ------------
                                                 (UNAUDITED)

ASSETS
Current assets:
  Cash and cash equivalents                         $ 27,952           $ 35,973
  Short-term investments                             164,841            120,333
  Trade accounts receivable, net of
    allowance for doubtful accounts of $714
    and $717 at June 30, 2004 and December 31,
    2003, respectively                                17,827             15,158
  Accounts receivable - other                          6,939              2,555
  Inventories                                         27,649             15,096
  Deferred income taxes                                9,490             10,979
  Prepaid expenses and other current assets           11,480              8,783
                                                    --------           --------
Total current assets                                 266,178            208,877

Property, plant and equipment, net                    67,063             65,478
Capitalized software, net                             24,723             24,872
Goodwill                                              18,621             18,621
Other assets                                           6,397              6,893
                                                    --------           --------
Total assets                                        $382,982           $324,741
                                                    ========           ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                  $ 10,825          $   9,250
  Accrued salaries and employee benefits              10,579             11,670
  Other accrued expenses                               5,317              6,085
  Income taxes payable                                14,218              6,191
  Deferred revenue                                    10,775              6,681
                                                    --------           --------
Total current liabilities                             51,714             39,877

Deferred income taxes                                  6,926              6,850
Deferred revenue                                       5,333              5,667
Deferred rent                                            313                323

Minority interest                                      2,013              1,649

Commitments and contingencies

Stockholders' equity:
  Preferred stock, $.0001 par value per share,
    20,000,000 shares authorized, none
    issued and outstanding                                --                 --
  Common stock, $.0001 par value per share;
    200,000,000 shares authorized, 49,590,728
    and 48,721,560 shares issued and outstanding
    at June 30, 2004 and December 31, 2003,
    respectively                                           5                  5
  Additional paid-in capital                         228,019            212,586
  Deferred compensation                               (1,283)              (538)
  Accumulated other comprehensive income                 474                343
  Retained earnings                                   89,468             57,979
                                                    --------           --------
Total stockholders' equity                           316,683            270,375
                                                    --------           --------
Total liabilities and stockholders' equity          $382,982           $324,741
                                                    ========           ========

                             GEN-PROBE INCORPORATED

                       CONSOLIDATED STATEMENTS OF INCOME
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                     THREE MONTHS ENDED                        SIX MONTHS ENDED
                                                            JUNE 30,                                JUNE 30,
                                                   ---------------------------            -----------------------------
                                                     2004                2003               2004                 2003
                                                   -------             -------             -------             --------
Revenues:
     Product sales                                $52,600             $46,299             $107,630            $89,919
     Collaborative research revenue                 7,007               3,840               13,738              5,737
     Royalty and license revenue                    1,618                 543               16,343              1,194
                                                  -------             -------             --------            -------
Total revenues                                     61,225              50,682              137,711             96,850

Operating expenses:
     Cost of product sales                         13,164              11,055               27,028             23,974
     Research and development                      15,896              16,422               34,315             27,655
     Marketing and sales                            6,578               5,892               13,390             10,547
     General and administrative                     7,476               5,391               14,759             10,017
                                                  -------             -------             --------            -------
Total operating expenses                           43,114              38,760               89,492             72,193
                                                  -------             -------             --------            -------

Income from operations                             18,111              11,922               48,219             24,657

Other income (expense):
     Minority interest                                (83)                  -                 (179)                 -
     Interest income                                  186                 426                1,026                883
     Interest expense                                  (4)                (29)                 (13)               (43)
     Other income (expense), net                      (78)                 59                 (136)                66
                                                  -------             -------             --------            -------
Total other income (expense)                           21                 456                  698                906
                                                  -------             -------             --------            -------
Income before income taxes                         18,132              12,378               48,917             25,563

Income tax expense                                  6,371               4,229               17,428              8,760
                                                  -------             -------             --------            -------
Net income                                        $11,761             $ 8,149             $ 31,489            $16,803
                                                  =======             =======             ========            =======
Net income per share (1):
                                                  -------             -------             --------            -------
     Basic                                         $ 0.24              $ 0.17               $ 0.64             $ 0.35
                                                  =======             =======             ========            =======
     Diluted                                       $ 0.23              $ 0.17               $ 0.62             $ 0.35
                                                  =======             =======             ========            =======

Weighted average shares outstanding (1):
     Basic                                         49,302              47,650               49,103             47,624
                                                  =======             =======             ========            =======
     Diluted                                       51,402              48,466               51,200             48,059
                                                  =======             =======             ========            =======


(1) All share and per share amounts reflect the 2-for-1 stock split implemented as a 100% stock dividend in September 2003.